Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Sara F. Herrmann
Corporate Communications Manager
(716) 684-8060
sherrmann@ene.com

Ecology and Environment Inc. Enters into Definitive Agreement to be Acquired by WSP Global Inc.

LANCASTER, N.Y., August 28, 2019 — Ecology and Environment Inc. (“E & E”) (Nasdaq: EEI) today announced that it has entered into a definitive merger agreement with WSP Global Inc. (“WSP”), pursuant to which WSP will acquire E & E for cash. Under the terms of the agreement, E & E’s shareholders will receive $15.00 in cash, and a special dividend of up to $0.50, for each share of Class A and Class B common stock they own.  The special dividend is conditioned on and will be paid following the completion of the transaction and is subject to downward adjustment in certain circumstances.  The merger agreement and the transaction have been unanimously approved by E & E’s Board of Directors. In addition, E & E’s founders Frank Silvestro, Ronald Frank and Gerald Strobel, a trust affiliated with E & E’s late founder Gerhard Neumaier, each member of E & E’s Board of Directors and affiliates of Mill Road Capital have all signed voting agreements in support of the transaction.

The merger consideration, together with the special dividend of up to $0.50, represents a premium of approximately 52.9% over E & E’s closing share price of $10.14 on August 27, 2019.

“The Board is pleased to have approved a transaction that delivers significant value to E & E’s shareholders and also allows our outstanding professionals to be part of WSP, a leading global firm which is dedicated to serving our clients in solving their environmental needs. The cultural fit and vision of the two organizations combined with achieving more than a 52% premium for our shareholders achieves the Board’s objective of providing value and opportunities for all of our constituents,” said Marshall Heinberg E & E’s Executive Chairman.

“We are excited to join WSP and look forward to working together with a firm whose strategic vision aligns with our own,” said Todd Musterait, E & E’s President of US Operations. “E & E has a proud history of delivering excellence as a pure-play environmental firm. This path forward enables us to expand our capabilities through WSP’s global platform and allows both firms to scale our services and grow together in core and emerging markets, providing a comprehensive suite of services to our clients. Importantly, this partnership brings together industry-leading professionals from both firms and represents a tremendous growth opportunity for E & E’s talented people.”

The merger agreement provides for a “go-shop” period of 30 days, during which E & E – with the assistance of Robert W. Baird & Co. Incorporated (“Baird”) – will contact and potentially enter into negotiations with, and provide due diligence access to, third parties that offer potentially superior proposals to the proposed transaction with WSP.  E & E will have the right to terminate the merger agreement to enter into a superior proposal subject to the conditions and procedures specified in the merger agreement.  There can be no assurance this process will result in a superior proposal.  E & E does not intend to disclose developments about this process unless and until the Board has made a decision with respect to any potential superior proposal.

The closing of the transaction is subject to customary closing conditions, including the approval of E & E’s shareholders and applicable regulatory approvals. The parties are targeting a closing in the fourth quarter of calendar year 2019, subject to receipt of applicable regulatory approvals.  Baird is acting as financial advisor to E & E and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel.

About Ecology and Environment Inc.
E & E is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. E & E is listed on the Nasdaq Stock Exchange under the ticker symbol EEI and the information in this release can be found online at www.ene.com.

About WSP Global Inc.
As one of the world’s leading professional services firms, WSP provides engineering and design services to clients in the Transportation & Infrastructure, Property & Buildings, Environment, Power & Energy, Resources and Industry sectors, as well as offering strategic advisory services. WSP’s experts include engineers, advisors, technicians, scientists, architects, planners, surveyors and environmental specialists, as well as other design, program and construction management professionals. With approximately 49,000 talented people globally, WSP is uniquely positioned to deliver successful and sustainable projects, wherever its clients need.  For additional information, please visit www.wsp.com.

Cautions Regarding Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from E & E’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which E & E is unable to predict or control, that may cause E & E’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed merger include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of E & E’s shareholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in E & E’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond E & E’s control. E & E cautions investors that any forward-looking statements made by E & E are not guarantees of future performance. E & E disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

E & E will file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger. E & E urges its shareholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by E & E with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by E & E with the SEC relating to the proposed merger for free by accessing E & E’s website at www.ene.com by clicking on the link for “Investors”, and then selecting “SEC Filings”.

E & E and its directors and executive officers may be deemed to be participants in the solicitation of proxies from E & E’s shareholders in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the proposed merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about E & E’s directors and executive officers in E & E’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on July 11, 2019. You can obtain free copies of these documents from E & E using the contact information above.

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